For Immediate Release For Details Contact: Edward J. Richardson	Corporate Headquarters 40W267 Keslinger Road PO Box 393 LaFox, IL 60147-0393 USA
Chairman, Chief Executive Officer and President	Phone:	(630) 208-2200
Richardson Electronics, Ltd. Phone: (630) 208-2340 E-mail: info@rell.com	Fax:	(630) 208-2550

Richardson Electronics Announces the Appointment of

Bart Petrini as Executive Vice President and General Manager,

Electron Device Group

LaFox, IL, Thursday, November 2, 2006: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced Bart Petrini has been appointed to the position of Executive Vice President and General Manager of the Electron Device Group effective immediately. Mr. Petrini previously served as the President and CEO of Communications & Power Industries, Inc. CPI is a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Prior to that assignment, Mr. Petrini was the Executive Vice President of Richardson Electronics’ Electron Device Group from 1994 to 1999 and Division Manager and Group Vice President of Varian Associates.

“We are very pleased to have Bart return to Richardson Electronics. He brings an unparalleled level of experience and expertise to our most profitable strategic business unit,” said Edward J. Richardson, Chairman, Chief Executive Officer and President.

Murray Kennedy has announced his resignation as the Executive Vice President and General Manager of the Electron Device Group. He has accepted a position as the President and CEO of Mark VII, a manufacturer of car wash equipment in Arvada, Colorado. Murray has been with Richardson Electronics since 1994 and led the Electron Device Group since 1999.

“We thank Murray for his contributions to Richardson Electronics and wish him success in his new position,” said Mr. Richardson.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless and Power Conversion; Electron Device; Security; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available online at http://www.rell.com/investor.asp.